Exhibit 99.1

                Cytec Announces First Quarter Results;
                Reaffirms Full Year Earnings Guidance


    WEST PATERSON, N.J.--(BUSINESS WIRE)--April 19, 2007--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the first quarter of 2007 of $51.7 million or $1.05 per diluted share on net sales of $864 million. Included in the quarter are several special items as outlined further in this release. Excluding these special items, net earnings were $37.3 million or $0.76 per diluted share.

    Net earnings for the first quarter of 2006 were $38.1 million, or $0.79 per diluted share, on net sales of $819 million. Included in the quarter were several special items as outlined further in this release. Excluding these special items, net earnings were $39.6 million or $0.82 per diluted share.

    David Lilley, Chairman, President and Chief Executive Officer said, "The Engineered Materials segment had a very good quarter as selling volumes were significantly higher than the prior year, particularly in the large commercial aircraft sector. Overall for Specialty Chemicals, after taking into account the water treatment divestiture, selling volumes were down, with increases in Europe and Asia more than offset by lower selling volumes in North America. The specialty chemicals segments were also negatively impacted by the higher costs in inventory at year end and consumed in the quarter, partially offset by selling price increases. In Building Block Chemicals, selling volumes showed good growth and they benefited from lower raw material costs for propylene."

    Cytec Performance Chemicals Sales decreased 20% to $179 million; Operating Earnings decreased to $13.0 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, the effect of the divestiture of the water treatment chemicals product line decreased sales by 20%, other selling volumes were down 2%, selling prices increased 1% and the impact of exchange rate changes increased sales by 1%. Mining chemical sales were down primarily due to a large mine fill in the prior year while phosphine sales were adversely impacted by order pattern. Partially offsetting this were higher polymer additive sales due to higher volumes of our technologically differentiated products and new business.

    "Operating earnings of $13.0 million were down compared to the $17.9 million in the first quarter of 2006 primarily due to the lower sales volumes plus the loss of earnings associated with the divestiture of the water treatment chemicals product line in October 2006.

    Cytec Surface Specialties Sales increased 8% to $405 million;
Operating Earnings decreased to $15.7 million

    "In Cytec Surface Specialties, overall selling volumes decreased by 3% with declines in North America only partially offset by increases in other regions. The decline in selling volumes in North America was the result of several factors, overall weak demand for wood, furniture, coil and architectural coatings, a certain customer internally producing a product versus purchasing and reduced volume due to price competition. Selling prices increased by 5% and the impact of exchange rate changes increased sales by 6%.

    "Operating earnings of $15.7 million were down compared to the $29.4 million in the first quarter of 2006. The decreased operating earnings were primarily due to higher costs in year end inventory reflected in the first quarter cost of sales which were not completely covered by selling price increases, the lower selling volumes and an unfavorable product mix.

    Cytec Engineered Materials Sales increased 18% to $163 million; Operating Earnings increased to $32.6 million

    "In Cytec Engineered Materials, selling volumes increased by 15%, selling prices increased by 2% and the impact of exchange rate changes on sales increased sales by 1%. The increase in selling volumes was primarily due to increasing build rates for large commercial aircraft, launch vehicles and rotorcraft.

    "Operating earnings of $32.6 million were up compared to the $23.9 million in the first quarter of 2006 primarily due to the increase in sales volume and the resulting leverage on operating costs.

    Building Block Chemicals Sales increased 45% to $117 million;
Operating Earnings increased to $2.6 million

    "In Building Block Chemicals, the effect of the divestiture of the acrylamide product line decreased sales by 20% which was more than offset by a 27% increase due to sales of acrylonitrile to the purchaser of the divested product line. Acrylonitrile is the key material used to make acrylamide and in conjunction with the divestiture we signed a long-term agreement to provide acrylonitrile to Kemira. Excluding these two factors, selling volumes increased by 33% primarily due to higher selling volumes of melamine principally in North America and acrylonitrile shipments to Europe. Selling prices increased by 5% and the impact of exchange rate changes was neutral.

    "Operating earnings increased to $2.6 million compared to a loss of $0.1 million in the first quarter of 2006. The improved earnings are due to the higher selling volumes and increased acrylonitrile spreads. Our manufacturing plants ran well although the sulfuric acid plant was down for about a month in the quarter for scheduled maintenance work including process enhancements and this adversely impacted earnings as did the divestiture of the acrylamide product line.

    Special Items

    James P. Cronin, Executive Vice President and Chief Financial
Officer commented, "Included in Corporate and Unallocated in the first quarter of 2007 are several items as follows.

    "In January 2007, we recorded a net pre-tax gain of $15.7 million (after-tax $15.2 million) as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group. This second phase completes the transfer of the Botlek site in the Netherlands to Kemira and adds approximately $21 million of proceeds to the $208 million received for the first phase closing. We also received $6 million for the final working capital settlement from the first phase closing. The remaining phase includes certain assets at various subsidiaries in Asia-Pacific and Latin America which are expected to close in the next one to three months and we expect an estimated $10 million of additional proceeds upon completion. The remaining closings are subject to certain other conditions and the amounts could change due to final working capital transferred."

    "Also in the quarter we recorded pre-tax net restructuring charges of $0.8 million (after-tax $0.8 million). The costs are principally related to the shutdown of our manufacturing operations in France which were expected but not accruable as part of the charge taken in the fourth quarter of 2006."

    Included in Corporate and Unallocated in the first quarter of 2006 was a pre-tax net restructuring charge of $0.4 million (after-tax $0.3 million) related to the formation of Cytec Specialty Chemicals, which combined the specialty chemicals product lines into one organization under one leadership team.

    Interest Expense

    Mr. Cronin continued, "Interest expense decreased primarily due to the overall lower debt level. In the quarter we used the net proceeds from the aforementioned divestiture to further pay down debt."

    Income Tax Expense

    Mr. Cronin added, "Our tax provision for the first quarter of 2007 was $16.3 million, or 24.0%, on earnings before income taxes. Impacting the rate for the quarter was the limited tax expense on the gain recorded on phase two of the divestiture and the fact that no tax benefit was recorded on the French restructuring charge. Excluding these items, our underlying effective tax rate for the first quarter of 2007 was 29.75% versus the underlying rate for the first quarter of 2006 of 27%. The increase in the tax rate is primarily due to the effect of the divestiture of the water treatment chemicals and acrylamide product lines and unfavorable changes in U.S. tax laws regarding manufacturing and export incentives."

    Cash Flow

    Mr. Cronin commented further, "We had good cash flow provided by operations of $24 million for the quarter, up from the prior year's $21 million. In-line with the increase in sales, trade accounts receivable dollars increased $60 million as days outstanding are flat with the days outstanding at year end 2006. Inventory dollars decreased $7 million and days on hand are down about 10 from the 77 days on hand at year end. Accounts payable increased $23 million which is in-line with our increased production levels, while accrued expenses declined $21 million primarily due to payment for incentive compensation and profit growth sharing. Capital spending for the quarter was $15 million although we expect this to trend higher throughout the rest of the year as activity on our expansion projects increases. We continue to pay down debt in advance of scheduled payment dates, primarily from the net proceeds received from the divestiture, and during the quarter we paid down $44 million of our debt.

    "As previously announced we reinstated our stock buyback program and during the quarter we purchased 170 thousand shares of our common stock for approximately $10 million leaving about $59 million remaining on our current authorization."

    2007 Outlook

    Mr. Lilley commented, "While our first quarter was challenging for our specialty chemical segments, overall, we believe we are on track with our previous guidance for 2007 full year adjusted diluted earnings per share of $3.60 to $3.80 which is up from the 2006 adjusted diluted earnings per share of $3.45.

    Despite the slowdown in North American markets for our Specialty Chemical segments, we did see good growth in Asia and Europe and we expect this to remain for the balance of the year. On the input side, we were impacted in the first quarter by the higher costs in inventory as they flowed into cost of sales but we were pleased to see some reduction in raw material costs in the later part of the quarter. We are hopeful this trend will continue but we do however, remain cautious about raw material and energy costs as the main inputs for our raw materials, oil and natural gas, are still very volatile. We continue our efforts of reviewing various options on improving the underlying profitability of our Specialty Chemicals segments and are on track to complete this review during the third quarter. Our aerospace markets continue to grow from increasing build rates, particularly in the large commercial aircraft, business jet and rotorcraft sectors. The opportunities in this area continue to grow as new composite applications on new aerospace platforms provide more value to our customers.

    In closing Mr. Lilley commented, "We have a number of opportunities and challenges in front of us and with the continued efforts by the people of Cytec we look with confidence to our future performance."

    Investor Conference Call to be Held on April 20, 2007 11:00 A.M.
ET

    Cytec will host their first quarter earnings release conference call on April 20, 2007 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.

    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on April 20, 2007 until May 11, 2007 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 5874916. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call beginning at 2:00 p.m. ET on April 20, 2007.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                                    Three Months Ended
                                                        March 31,
                                                      2007     2006(1)
----------------------------------------------------------------------

Net sales                                           $ 863.6   $ 819.4
Manufacturing cost of sales                           698.8     645.7
Selling and technical services                         49.9      52.8
Research and process development                       18.4      18.8
Administrative and general                             26.3      24.9
Amortization of acquisition intangibles                 9.3       8.8
Gain on sale of assets held for sale                   15.7         -
----------------------------------------------------------------------
Earnings from operations                               76.6      68.4
Other income (expense), net                             1.4      (0.8)
Equity in earnings of associated companies              0.3       0.8
Interest expense, net                                  10.3      14.5
----------------------------------------------------------------------
Earnings before income taxes and cumulative effect
 of accounting change                                  68.0      53.9
Income tax provision                                   16.3      14.6
----------------------------------------------------------------------
Earnings before cumulative effect of accounting
 change                                                51.7      39.3
Cumulative effect of accounting change (net of
 income tax benefit of $0.7)                              -      (1.2)
----------------------------------------------------------------------
Net earnings                                        $  51.7   $  38.1

Basic earnings (loss) per common share:
Earnings before cumulative effect of accounting
 change                                             $  1.07   $  0.84
Cumulative effect of accounting change, net of taxes      -     (0.03)
----------------------------------------------------------------------
Net earnings                                        $  1.07   $  0.81

Diluted earnings (loss) per common share:
Earnings before cumulative effect of accounting
 change                                             $  1.05   $  0.82
Cumulative effect of accounting change, net of taxes      -     (0.03)
----------------------------------------------------------------------
Net earnings                                        $  1.05   $  0.79
----------------------------------------------------------------------

----------------------------------------------------------------------
Dividends per common share                          $  0.10   $  0.10
----------------------------------------------------------------------

----------------------------------------------------------------------
Weighted average shares outstanding: (in thousands)
----------------------------------------------------------------------
  Basic                                              48,135    46,914
----------------------------------------------------------------------
  Diluted                                            49,207    48,061
----------------------------------------------------------------------

(1) 2006 results were restated to show the effect of FSP AUG-AIR 1, which was adopted retroactively during the first quarter of 2007.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
       CONSOLIDATED NET SALES AND EARNINGS BY BUSINESS SEGMENT
                        (Millions of dollars)
                             (Unaudited)

                                     Three Months Ended
                                         March 31,
                               ------------------------------
                                 2007               2006
                               ----------       -------------

Net sales
-------------------------------

Cytec Performance Chemicals
     Sales to external
      customers                 $  179.1         $     225.9
     Intersegment sales              1.8                 1.8

Cytec Surface Specialties          404.5               374.0

Cytec Engineered Materials         163.4               139.0

Building Block Chemicals
     Sales to external
      customers                    116.6                80.5
     Intersegment sales              9.5                23.1
                                 --------         -----------
Net sales from segments            874.9               844.3
Elimination of intersegment
 revenue                           (11.3)              (24.9)
                                 --------         -----------

Total net sales                 $  863.6         $     819.4
----------------------------------------------------------------------

                                          % of                 % of
                                          Sales                Sales
                                         -------             ---------
Earnings (loss) from operations
-------------------------------

Cytec Performance Chemicals     $   13.0      7% $      17.9        8%
Cytec Surface Specialties           15.7      4%        29.4        8%
Cytec Engineered Materials          32.6     20%        23.9       17%
Building Block Chemicals             2.6      2%        (0.1)       0%
                                 --------         -----------

Earnings from segments              63.9      7%        71.1        8%

Corporate and Unallocated (1)       12.7                (2.7)
                                 --------         -----------

Total earnings from operations  $   76.6      7% $      68.4        8%
----------------------------------------------------------------------

Note:
1. Corporate and Unallocated in 2007 includes $15.7 gain on the phase two of the divestiture of the water treatment and acrylamide product lines and a net restructuring charge of $0.8. 2006 includes a net restructuring charge of $0.4.


                 CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
           (Dollars in millions, except per share amounts)

                                              March 31,   December 31,
                                                2007        2006(1)
----------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                   $    19.0   $      23.6
  Trade accounts receivable, less allowance
   for doubtful accounts of
  $4.9 and $5.1 at March 31, 2007 and December
   31, 2006, respectively                         571.8         510.3
  Other accounts receivable                        61.8          81.5
  Inventories                                     468.7         474.6
  Deferred income taxes                             8.0           9.2
  Other current assets                             22.1          15.4
  Assets held for sale                             14.3          38.8
----------------------------------------------------------------------
Total current assets                            1,165.7       1,153.4
----------------------------------------------------------------------

Investment in associated companies                 23.9          23.3

Plants, equipment and facilities, at cost       1,913.1       1,895.5
     Less: accumulated depreciation              (918.9)       (897.0)
----------------------------------------------------------------------
       Net plant investment                       994.2         998.5
----------------------------------------------------------------------
Acquisition intangibles, net of accumulated
 amortization of
$102.5 and $92.1 at March 31, 2007 and
 December 31, 2006, respectively                  481.3         486.1
Goodwill                                        1,049.4       1,042.5
Deferred income taxes                              25.9          33.2
Other assets                                       92.1          93.5
----------------------------------------------------------------------
Total assets                                  $ 3,832.5   $   3,830.5
----------------------------------------------------------------------

Liabilities
Current liabilities
  Accounts payable                            $   323.8   $     298.8
  Short-term borrowings                            42.7          41.8
  Current maturities of long-term debt              1.5           1.4
  Accrued expenses                                177.0         203.8
  Income taxes payable                             12.1          39.3
  Deferred income taxes                            10.2           2.0
  Liabilities held for sale                         3.4          16.3
----------------------------------------------------------------------
     Total current liabilities                    570.7         603.4
----------------------------------------------------------------------
Long-term debt                                    856.7         900.4
Pension and other postretirement benefit
 liabilities                                      346.6         371.1
Other noncurrent liabilities                      291.0         273.6
Deferred income taxes                             109.0         105.3

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized;
issued 48,132,640 shares                            0.5           0.5
Additional paid-in capital                        267.0         258.5
Retained earnings                               1,386.8       1,339.6
Accumulated other comprehensive income (loss)      19.2          (5.7)
Treasury stock, at cost, 333,344 shares in
 2007 and 510,006 shares in 2006                  (15.0)        (16.2)
----------------------------------------------------------------------
Total stockholders' equity                      1,658.5       1,576.7
----------------------------------------------------------------------
Total liabilities and stockholders' equity    $ 3,832.5   $   3,830.5
----------------------------------------------------------------------

(1) 2006 results were restated to show the effect of FSP AUG-AIR 1, which was adopted retroactively during the first quarter of 2007.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                        (Dollars in millions)

                                                       Three Months
                                                           Ended
                                                         March 31,
----------------------------------------------------------------------
                                                      2007     2006(1)
----------------------------------------------------------------------

Cash flows provided by (used in) operating activities
Net earnings                                         $  51.7   $ 38.1
Noncash items included in net earnings from
 continuing operations:
  Depreciation                                          25.1     27.9
  Amortization                                          11.6     10.9
  Share-based compensation                               3.1      2.9
  Deferred income taxes                                  9.2     (0.7)
  Gain on sale of assets                               (15.7)       -
  Cumulative effect of accounting change, net of
   taxes                                                   -      1.2
  Other                                                 (0.2)     3.1
Changes in operating assets and liabilities:
  Trade accounts receivable                            (59.9)   (19.1)
  Other receivables                                     13.6     (7.5)
  Inventories                                            6.8    (13.2)
  Other assets                                          (7.6)    (4.3)
  Accounts payable                                      23.0      9.4
  Accrued expenses                                     (20.5)   (28.5)
  Income taxes payable                                  (8.1)    (1.9)
  Other liabilities                                     (7.9)     2.6
----------------------------------------------------------------------
Net cash provided by operating activities               24.2     20.9
----------------------------------------------------------------------
Cash flows provided by (used in) investing activities
  Acquisition of business, net of cash received            -     (0.5)
  Additions to plants, equipment and facilities        (14.8)   (16.3)
  Proceeds received on sale of assets                   27.1        -
----------------------------------------------------------------------
Net cash provided by (used in) investing activities     12.3    (16.8)
-------------------------------------------------------------  -------
Cash flows provided by (used in) financing activities
  Proceeds from long-term debt                         101.6     23.0
  Payments on long-term debt                          (145.1)   (75.3)
  Change in short-term borrowings                        0.3     (1.0)
  Cash dividends                                        (4.8)    (4.7)
  Proceeds from the exercise of stock options and
   warrants                                             13.7     26.4
  Purchase of treasury stock                            (9.7)       -
  Excess tax benefits from share-based payment
   arrangements                                          2.6      6.4
  Other                                                 (0.4)    (0.6)
----------------------------------------------------------------------
Net cash used in financing activities                  (41.8)   (25.8)
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                             0.7      0.9
----------------------------------------------------------------------
Decrease in cash and cash equivalents                   (4.6)   (20.8)
Cash and cash equivalents, beginning of period          23.6     68.6
----------------------------------------------------------------------
Cash and cash equivalents, end of period             $  19.0   $ 47.8
----------------------------------------------------------------------
(1) 2006 results were restated to show the effect of FSP AUG-AIR 1, which was adopted retroactively during the first quarter of 2007.


                        Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                  Three Months Ended March 31, 2007
                                                      Net     Diluted
                                                    Earnings    EPS
                                                    --------  --------
GAAP Net Earnings                                   $  51.7    $ 1.05
 - Gain on phase two of divestiture of water
  treatment and acrylamide product lines              (15.2)    (0.31)
 - Net restructuring charge                             0.8      0.02
Non-GAAP Net Earnings                               $  37.3    $ 0.76
                                                    ========  ========
                  Three Months ended March 31, 2006
                                                      Net     Diluted
                                                    Earnings    EPS
                                                    --------  --------
GAAP Net Earnings                                   $  38.1    $ 0.79
 - Cumulative effect of accounting change               1.2      0.03
 - Net restructuring costs                              0.3         -
Non-GAAP Net Earnings                               $  39.6    $ 0.82
                                                    ========  ========

    CONTACT: Cytec Industries Inc.
             David M. Drillock, 973-357-3249